Consulting Agreement

Agreement made on the 29th day of June by and between ZA Consulting, Inc, of 116 West 23rd Street, New York, NY, 10011 (hereinafter referred to as “Consultant”) and Optex Systems, Inc. (“the Company or Optex”), a Delaware company with its principal offices at 1420 Presidential Drive, Richardson, TX 75801.

Whereas, Optex desires to engage Consultant to assist Optex in its investor relations; and
Whereas, Consultant desires to assist Optex and Consultant has the expertise which is required to assist Optex; and
Whereas, Optex and Consultant desire to enter into a consulting relationship under the terms and conditions hereinafter set forth.
Now, therefore, with the foregoing recital incorporated hereinafter by reference and in consideration of the mutual covenants and promises herein set forth, the parties to this Agreement intending to be legally bound hereby agree as follows:

1.	Consulting Services

The Consultant shall render consulting services to Optex in those areas of the Consultant’s professional competence and at times mutually convenient to the parties.
The Company hereby engages Consultant to provide investor and public relations services as agreed by both parties. The plan may include, but not by way of limitation, the following services:

Consulting with the Company’s management concerning, investor support, broker relations, conducting due diligence meetings with brokers, analysts, institutional money managers and financial media companies, attendance at investor conferences and trade shows, assistance in the preparation and dissemination of press releases and stockholder communications.

Product and Brand Awareness to Include:

•	Company product website review and recommendations
•	Review Company product-oriented literature
•	Introduction to industry trade publications

Corporate Communications to Include:
•	Investor call response
•	Press Release management, drafting, editing, dissemination
•	Management and hosting of quarterly conference calls/web casts
•	Database Management

•	Financial Package Management
•	Investor Website review and recommendations
•	Presentation assessment and revisions
•	Quarterly written assessments to management and Board of Directors

Corporate Awareness to Include:
•	Institutional road shows – Region specific and as needed
•	Best efforts to obtain speaking presentation at Investment Banking Conferences and other sell-side or sponsored conferences

Program Management to Include:
•	Introduction to the sell-side including Institutional Research Teams, and Sales and Trading Departments
•	Introduction to ZA Consulting proprietary Broker and Retail Investor network
•	Analysis of DTC sheets, Nobo lists and Transfer Agent Sheets
•	Ongoing outreach with current shareholders including stakeholders of record and in street name via Nobo list mailings and phone communications

2.	Term

This Agreement shall remain in full force as of the date first above written and continue through June 30, 2010, (hereinafter referred to as the “service period”).The Agreement will automatically renew in six month intervals.  The Agreement is cancelable by either party after six months with 30 days written notice.

3.	Compensation of Consultant
The Consultant shall be paid according to the terms and sums set forth below.

Consultant shall be paid:

a.	$150,000 to paid on the execution of this agreement
b.	40,000 shares of restricted common stock per month
c.	$5,000 per month beginning July 1, 2009

d.	Company agrees to pay for all out of pocket expenses reasonably incurred by the Consultant, including pre-approved travel (not to exceed $250 without written consent)

4.	Available Time

The Consultant shall make available such time as it, in its sole discretion, shall deem appropriate for the performance of its obligations under this Agreement.  The Consultant performs similar services for other clients and will continue to hereafter.

5.	Relationship

Nothing herein shall constitute Consultant as an employee or agent of Moqizone, except as might hereinafter be expressly agreed, Consultant shall not have the authority to obligate or commit Optex in any manner whatsoever.

6.	Confidentiality

Consultant will execute the Company’s standard form of confidentiality agreement if needed.

7.	Assignment

This Agreement shall not be assigned by any party, except to successors to all or substantially all of the business of either party for any reason whatsoever, without the prior written consent of the other party, which consent may not be unreasonably withheld by the party whose consent is required.

8.	Arbitration

Any dispute arising between the parties hereto shall be subject to binding arbitration under the rules then in effect and under the auspices of the American Arbitration Association or other mutually agreeable arbitrator.

9.	Indemnification Clause

(a)  The Company agrees to indemnify and hold harmless the Consultant and its agents and employees against any losses, claims, damages or liabilities, joint or several, to which Consultant or any such other person may become subject under the Securities Act of 1933 (“the Act”) or otherwise, insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in written material provided to Consultant by the Company and authorized by the Company to be further distributed by the Consultant; or arise out of or are based upon the omission or alleged omission to state therein a material fact or necessary to make the statements in such written material not misleading; and will reimburse  the Consultant or any such other person for any legal or other expenses reasonably incurred by the Consultant or any such other person in connection with investigating or defending any such loss, claim, damage, liability, or action, suit or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, from such written materials, in reliance upon and in conformity with written information furnished to the Company by the Consultant specifically for use in the preparation thereof.  This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b)           Consultant agrees to indemnify and hold harmless the Company and its agents and employees against any losses, claims, damages or liabilities, joint or several, to which the Company or any such other person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in written material distributed by Consultant without the Company’s authorization; or arise out of or are based upon the omission or alleged omission to state in such written material a material fact necessary to make the statements in such written materials not misleading; and will reimburse the Company or any such other person for any legal or other expenses reasonably incurred by the Company or any such person in connection with investigation or defending any such loss, claim, damage, liability or action, such or proceeding.

Wherefore the undersigned have been dully authorized to execute the within Agreement on behalf of their respective parties.

Optex Systems, Inc.	ZA Consulting Inc

/s/ Stanley A. Hirschman	/s/ David P. Zazoff
Stanley A. Hirschman,	David P Zazoff
President	President